Exhibit 10.2

TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Transition Agreement and General Release of Claims (“Release”) is entered into as of this 26th day of January, 2026 between Shawn Duffy (“Executive”), and Viasat, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Severance Agreement dated as of November 5, 2024 (the “Severance Agreement”);

WHEREAS, Executive was employed by the Company as its Chief Accounting Officer through December 31, 2025 (the “Transition Date”);

WHEREAS, the Company and Executive together desire to conclude Executive’s full-time employment with the Company as of the Transition Date, resolve all matters between them through the Transition Date (including under the Severance Agreement), and provide for Executive’s continued employment as an Emeritus status non-executive employee through a Transition Period (as defined below), on the terms and conditions set forth in this Release; and

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Severance Agreement as a result of the occurrence of the Transition Date, subject to Executive’s execution of this Release.

NOW, THEREFORE, in consideration of the Company’s agreements set forth herein, including, without limitation, the payments and benefits set forth in Section 2 below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.
Transition Period.
(a)
Transition Period. Executive and the Company agree that Executive ceased holding any and all positions as an officer, director or designee of the Company or any of its subsidiaries, affiliates or other entities in which it holds a direct or indirect equity interest as of the Transition Date, and Executive’s full-time employment with the Company ceased and terminated effective as of the Transition Date; provided, however, subject to Section 1(c), Executive shall remain an Emeritus status employee of the Company commencing on January 1, 2026 until Executive’s employment relationship terminates for any reason as provided in the Emeritus Status Letter (as defined below) (the date of Executive’s termination of employment, the “Last Day of Service”); provided, however, if the Effective Date does not occur within the time period required under Section 3 below, the Last Day of Service will be December 31, 2025, and that will be Executive’s final day of employment with the Company or any of its subsidiaries, affiliates or other entities in any capacity. The period from January 1, 2026 through the Last Day of Service is referred to herein as the “Transition Period”. Details of the position that Executive will hold during the Transition Period are set forth in the Emeritus Status letter attached hereto as Exhibit A (the “Emeritus Status Letter”).
(b)
Compensation During Transition Period. As compensation for the services to be rendered by Executive to the Company during the Transition Period, Executive shall be paid the compensation and benefits set forth in the Emeritus Status Letter.
(c)
At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment during the Transition Period shall be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as required by applicable law or set forth in this Release or the Emeritus Status Letter.

2.
Transition Date and Last Day of Service Matters.

(a)
Accrued Obligations. The Company will pay to Executive her final pay on the Last Day of Service, including payment of any accrued but unused paid time off/vacation (“PTO”). Upon the occurrence of the Last Day of Service, (i) the Company will pay to Executive her final pay on the Last Day of Service, (ii) the Company will reimburse Executive for any employee expenses incurred on or prior to the Last Day of Service and submitted within fourteen (14) days of the Last Day of Service, plus (iii) the Company will provide all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement (other than any such plan or agreement pertaining to Executive’s RSUs, PSOs and PSUs whose treatment is prescribed by Section 2(b) below), health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements as of the Last Day of Service. Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Last Day of Service occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Last Day of Service.

(b)
Severance Benefits. Subject to the occurrence of the Effective Date on or before the date specified in Section 3, and Executive’s continued compliance with the terms of this Release, the Company agrees to provide Executive with the following severance payments and benefits following the Transition Date (the “Severance Benefits”).

(i)
The Company will pay to Executive the gross sum of $2,565,000 USD, which amount shall be payable within ten (10) days following the Effective Date;

(ii)
The Company will pay to Executive the gross sum of $44,385 USD, representing an amount equal to eighteen (18) multiplied by the monthly premium that Executive would be required to pay for COBRA continuation coverage for Executive and her eligible dependents who were covered under the Company’s health insurance plans as of the Transition Date (based on the premiums in effect as of the Transition Date ), which amount shall be payable within ten (10) days following the Effective Date;

(iii)
The Company has previously granted Executive restricted stock unit (“RSU”) awards with respect to shares of the Company’s common stock (collectively, the “RSUs”) under the Company’s 1996 Equity Participation Plan, as amended and restated from time to time (the “Equity Plan”), and pursuant to the terms of those certain Restricted Stock Unit Agreements (each, an “RSU Agreement”). On the Effective Date, the vesting of all of Executive’s outstanding, unvested RSUs shall be accelerated, and such RSUs shall be settled in accordance with the terms of the RSU Agreements and the Equity Plan. The foregoing provisions are hereby deemed to be a part of each RSU Agreement and to supersede any less favorable provision in any agreement or plan regarding such RSUs.

(iv)
The Company has previously granted Executive performance stock option (“PSO”) awards with respect to shares of the Company’s common stock (collectively, the “PSOs”) under the Company’s Equity Plan and pursuant to the terms of those certain Performance Stock Option Agreements (each, a “PSO Agreement”).

i.
On the Effective Date, all of Executive’s outstanding PSOs granted prior to October 9, 2023 shall be considered “Time-Vested Options” for purposes of the PSO Agreements. With respect to any PSOs granted to Executive prior to October 2023, Executive shall remain eligible to vest in such number of the PSOs that also become “Performance-Vested Options” in accordance with the terms of the PSO Agreements on the applicable Certification Date (as defined in the PSO Agreements).

ii.
On the Effective Date, such portion of Executive’s PSOs granted on October 9, 2023 as would have become “Time-Vested Options” on or prior to December 31, 2026 in accordance with the terms of the applicable PSO Agreement will be considered “Time-Vested Options” for purposes of such PSO Agreement. During the Transition Period, Executive shall remain eligible to vest in such October 2023 PSOs in accordance with the terms of the applicable PSO Agreement based on Executive’s continued employment following the Transition Date.

iii.
Except as specified above with respect to the acceleration of the time-based vesting of the PSOs, the PSOs shall continue to be governed by the Equity Plan and the applicable PSO Agreements. Nothing in this Section 2(b)(iv) shall be construed to limit any more favorable vesting applicable to the PSOs in the Equity Plan and/or the PSO Agreements. The foregoing provisions are hereby deemed to be a part of each PSO Agreement and to supersede any less favorable provision in any agreement or plan regarding such PSOs; and

(v)
The Company has previously granted Executive performance stock unit (“PSU”) awards with respect to shares of the Company’s common stock (collectively, the “PSUs”) under the Company’s Equity Plan and pursuant to the terms of the Performance Stock Unit Agreements (each, a “PSU Agreement”). The vesting of such portion of Executive’s outstanding PSUs as would have vested in accordance with the terms of the applicable PSU agreement on or prior to December 31, 2026, if any, shall be accelerated effective as of the Effective Date. During the Transition Period, Executive shall remain eligible to vest in such PSUs in accordance with the terms of the applicable PSU Agreement based on Executive’s continued employment following the Transition Date; provided, that any such PSUs that are solely subject to service-based vesting will, after giving effect to the accelerated vesting set forth in the previous sentence, only continue to be eligible to be considered vested as to additional PSUs (above those the vesting of which accelerates on the Effective Date pursuant to this Section 2(b)(v)) based on Executive’s continued service through the vesting dates set forth in the applicable PSU Agreement occurring on or after January 1, 2027, subject to Executive’s continued employment on the applicable vesting date. Except as specified above with respect to the acceleration of the vesting of the PSUs, Executive’s PSUs shall continue to be governed by the Equity Plan and the PSU Agreements. Nothing in this Section 2(b)(v) shall be construed to limit any more favorable vesting applicable to the PSUs in the Equity Plan and/or the PSU Agreements. The foregoing provisions are hereby deemed to be a part of each PSU Agreement and to supersede any less favorable provision in any agreement or plan regarding such PSUs.

(c)
Acknowledgments. Executive acknowledges and agrees that: (i) the Severance Benefits will be in lieu of any severance benefits to which Executive may be otherwise entitled to under the Company’s standard severance program for U.S. employees or any other plan, program or agreement currently maintained by the Company or any of its subsidiaries, and (ii) the Severance Benefits constitute adequate consideration for the promises and representations made by Executive in this Release. Executive understands and agrees that her entitlement to the Severance Benefits set forth in this Section 2 are subject to the occurrence of the Effective Date within the time period provided in Section 3 below and is further conditioned on Executive’s compliance with the terms and conditions of this Release (including, without limitation, Section 5 below (including Section 5(b) regarding the return of Company property)), and the terms of the Proprietary Information Agreement (as defined below).

(d)
No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 2.

(e)
No Other Compensation. Other than the payments described in this Release, Executive acknowledges that the Company will have timely paid all wages and employee benefits owed to Executive through the Transition Date, including but not limited to, all salary, bonuses, commissions, business expenses, allowances, vacation pay, leave pay, and other employee benefits as a result of Executive’s employment with the Company and/or conclusion of that employment.

(f)
No Other Severance Benefits. Executive acknowledges that, other than the benefits to be paid pursuant to this Section 2, she will not be eligible for any further severance benefits under the Company’s standard severance program for U.S. employees or any other plan, program or agreement currently maintained by the Company or any of its subsidiaries as a result of the occurrence of the Last Day of Service following the completion of the Transition Period.

3.
General Release of Claims by Executive.

(a) In consideration of the agreements and promises set forth herein, including the Company’s agreement to continue to employ Executive during the Transition Period, the Severance Benefits and the payments and benefits which Executive is eligible to receive under this Release and the Emeritus Status Letter, Executive, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and is parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of her employment with or service to the Company or any affiliate (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, any and all compensation of any type whatsoever, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or any affiliate or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

(b) Notwithstanding the generality of the foregoing, Executive does not release any claim which, by law, may not be released, including the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or Delaware law, or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company and the Indemnification Agreement (as defined below);

(v) Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release her right to secure any damages for alleged discriminatory treatment;

(vi)
Claims for Executive’s right to vested equity (pursuant to the terms of the agreements governing such equity or incentive equity (as modified by this Release) and accrued, vested benefits due to terminated employees under any employee benefit plan of the Company (excluding any severance or similar plan or policy), in accordance with the terms thereof (including Executive’s right to elect COBRA continuation coverage);

(vii)
Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release or the Emeritus Status Letter; and

(viii)
Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state, or local government regulator.

(c) Executive represents that she is not aware of any unlawful conduct or conduct that violates Company policy by any Company employee that she has not expressly reported to the Company.

(d) EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(e) Executive acknowledges that Executive is entitled to have twenty-one (28) days’ time in which to consider this Release after the delivery of this Release to her (which, for the avoidance of doubt, was provided to Executive on December 31, 2025, so such twenty-one (21) day period will begin to run from such date). Executive further acknowledges that the Company has advised her that she is waiving her rights under the ADEA, and that Executive has the right to and should consult with an attorney of her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and Executive voluntarily waives any remaining consideration period. Executive further acknowledges and agrees that Executive must sign this Release by February 23, 2026, but in no event prior to the Transition Date.

(f) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke this Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release by Executive must be communicated to the Company by written notice of revocation to Robert J. Blair, the Company’s General Counsel, at robert.blair@viasat.com, prior to the end of the 7-day period.

(g) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (f) above. The date on which this Release becomes effective and irrevocable is referred to herein as the “Effective Date.”

(h) Executive further understands that this Release shall not become effective and Executive will not be given any Severance Benefits in Section 2 of this Release unless (i) she signs this Release by February 23 2026, but in no event prior to the Transition Date, and (ii) the Effective Date occurs on or before January 1, 2026.

4.
No Assignment or Transfer of Claims. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses, and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

5.
Confirmation of Continuing Obligations.
(a)
Executive hereby expressly reaffirms her obligations under that certain Employee Proprietary Information and Inventions Agreement executed by Executive in connection with her employment with the Company (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Last Day of Service.
(b)
By signing below, Executive agrees that, no later than the Last Day of Service, she will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information (each as defined in the Proprietary Information Agreement) of the Company. Executive further agrees that any property situated on the Company’s premises and owned by the Company, including computers, hard drives, and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Executive’s compliance with this Section 5(b) shall be a condition to her receipt of the Severance Benefits. Executive will deliver all applicable Company property back to the Company by using a prepaid box that will be shipped to Executive’s address or by leaving any property that it wasn’t agreed that Executive would retain in Executive’s office on or prior to the Last Day of Service.
(c)
Subject to Section 5(f), Executive agrees that Executive will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company or its subsidiaries or their employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this Section 5(c) will prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process or governmental inquiry, or from exercising any other protected right that cannot be waived by agreement.
(d)
Executive covenants that, prior to the date of Executive signing this Release, Executive has not (i) discussed or disclosed, orally or in writing, the negotiations leading to this Release or any of the terms or conditions of the Release other than with Executive’s legal counsel, family members, financial advisors or professional tax advisors, or (ii) aided, assisted, or encouraged any person(s) in asserting claims against Company. Subject to Section 5(f), unless required to disclose in response to valid legal process or expressly ordered to do so by a court of law, Executive is prohibited from disclosing, discussing, or acknowledging (either orally or through a writing, including the transfer of documents) the terms or existence of this Release. Executive is permitted to make such disclosure, under express covenant of confidentiality, only to Executive’s family members, legal counsel, financial advisors and professional tax advisors as is required to calculate the amount of, or receive advice on, income tax issues or as otherwise required by law; however, any disclosure to a third party by such financial advisor, tax advisor or legal counsel shall be deemed a disclosure by Executive. Executive further agrees not to aid, assist, or encourage any person(s) asserting claims against Company, other than by providing truthful testimony as a result of a lawfully issued subpoena.
(e)
The receipt of the Severance Benefits shall be subject to Executive not violating the provisions of this Release or the Proprietary Information Agreement or any other similar restrictive covenant or proprietary information agreement to which Executive is a party with the Company or any of its affiliates. In the event Executive breaches the provisions of this Release or the Proprietary Information Agreement, in addition to all other rights and remedies available to the Company under law or in equity, all Severance Benefits to which Executive may otherwise be entitled pursuant to Section 2(b) shall be immediately suspended.

(f)
Executive understands that nothing in this Release prohibits or is intended to limit Executive from (i) communicating directly with, reporting possible violations of federal law or regulation to, filing a charge with, providing information to, receiving financial awards from, or participating or cooperating in an investigation conducted by or any action or proceeding filed by any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations board, the U.S. Congress, and any U.S. Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; provided, however, that Executive expressly waives and relinquishes any rights Executive might have to recover damages or other relief, whether equitable or legal, in any Equal Employment Opportunity Commission proceeding (whether brought by Executive or on Executive’s behalf), (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. In addition, Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.” Executive does not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and Executive is not required to notify the Company that Executive has made such reports and disclosures or has participated or cooperated in any governmental investigation, action or proceeding.
6.
Additional Representations and Warranties by Executive. Executive promises and represents that Executive has not filed any lawsuit against the Company and/or the Company Releasees, and that Executive has not filed or submitted any complaint or charge against the Company and/or the Company Releasees with any government agency (including but not limited to the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Department of Labor, the California Labor Commissioner or Department of Labor Standards Enforcement, and/or the California Labor Workforce Development Agency). Subject to Section 5(f) above, Executive further represents that Executive will not in the future, file, participate in, encourage, instigate, or assist in the prosecution of any claims, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state, or federal laws, statutes, ordinances, or regulations based upon events occurring prior to the execution of this Release.

7.
Cooperation. For up to two years following the Last Day of Service, Executive will reasonably cooperate in connection with any litigation, arbitration, proceedings, government hearing or investigation involving the Company or any other matter that relates to Executive’s employment period and about which Executive has knowledge; provided, however, that such cooperation shall be provided at times that are mutually convenient to Executive and the Company, and the Company shall make good faith efforts to arrange for such cooperation to be provided by Executive telephonically. The Company will provide Executive with reasonable advance notice in the event Executive’s assistance is required. The Company recognizes that Executive’s ability to cooperate will necessarily be impacted by other personal, professional, and work obligations. The Company will reimburse Executive for reasonable expenses incurred in providing such cooperation and will reasonably compensate Executive for her time based on Executive’s hourly rate with the Company as of the Last Day of Service.

8.
No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

9.
Survival. The covenants, agreements, representations, and warranties contained in or made in this Release shall survive the Last Day of Service or any termination of this Release.
10.
Third-Party Beneficiaries. Except as expressly set forth herein, this Release does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Release.
11.
Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Release shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
12.
Notices. Any notice required or permitted by this Release shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business to the attention of the Company’s General Counsel, or such other address as either party may specify in writing.
13.
Arbitration. To aid in the rapid and economical resolution of any disputes that may arise from this Release and the terms of it, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Release, Company equity held by Executive, Executive’s further employment relationship with the Company, or the termination of Executive’s employment or service relationship with the Company, shall be resolved by final, binding and confidential arbitration in San Diego County, California, conducted before a single neutral arbitrator selected and administered in accordance with the Streamlined Arbitration Rules and Procedures of JAMS (the “JAMS Streamlined Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. A copy of the JAMS Streamlined Rules may be found on the JAMS website at https://www.jamsadr.com/rules-streamlined-arbitration/ and will be provided to Executive by the Company upon request. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION. The arbitrator shall administer and conduct any arbitration in accordance with California law and shall apply substantive and procedural California law to any such dispute, claim or demand, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Nothing in this Release is intended to prevent either Executive or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to applicable law to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration). The arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law.
14.
Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review this Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either Party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Release.
15.
Withholding and Other Deductions; Right to Seek Independent Advice. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation, or order. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of her choosing.
16.
Section 409A.
(a)
The intent of the parties is that payments and benefits under this Release comply with, or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Release shall be interpreted to be in compliance with such intention. To the extent that any provision in this Release is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. Accordingly, the Severance Benefits payable under Section 2(b) shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Release shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Any right to a series of installment payments pursuant to this Release is to be treated as a right to a series of separate payments.
(b)
Notwithstanding any provision to the contrary in this Release, to the extent that the payments or benefits under this Release are “nonqualified deferred compensation” subject to Code Section 409A or are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Code Section 409A or to satisfy such exception, no amount shall be payable to Executive unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”). If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Release are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Release is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 16(b) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6)-months following Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Release shall be paid as otherwise provided herein.
(c)
To the extent that any payments or reimbursements provided to Executive under this Release are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(d)
Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder. In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on Executive pursuant to Section 409A or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Section 409A and/or any other similar provision of state tax law.
17.
Successors and Assigns. The rights of the Company under this Release may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly, or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; provided, further, that the failure of any such successor to so assume this Releases hall constitute a material breach of this Release. As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Release, other than the laws of descent and distribution. This Release shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
18.
Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
19.
Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
20.
Entire Agreement. This Release, together with the Proprietary Information Agreement, that certain Indemnification Agreement executed by Executive in connection with her employment with the Company and attached hereto as Exhibit C (the “Indemnification Agreement”), the Emeritus Status Letter, and the other agreements referenced herein and therein, constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, including, without limitation, any offer letter with the Company, the Severance Agreement (which is, for the avoidance of doubt, hereby terminated as of the Effective Date). This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. In the event of any conflict between any of the terms in this Release and the terms of any other agreement between Executive and the Company, the terms of this Release will control.
21.
Counterparts; Facsimile or .pdf Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
22.
KNOWING AND VOLUNTARY RELEASE. Executive agrees and acknowledges that Executive has the right and has had an opportunity to see and consult legal counsel in conjunction with the negotiation and execution of this Release. Executive further agrees that Executive has had adequate time to review, evaluate and negotiate this Release. Executive intends and agrees that this Release is complete, binding, and not subject to any claim of mistake or incapacity.

[Signature Page Follows]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: 28 January 2026 /s/ Shawn Duffy

SHAWN DUFFY

Dated: 30 January 2026 VIASAT, INC.

By: /s/ Robert Blair

Name: Robert Blair

Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A

EMERITUS STATUS LETTER

[Attached]

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

[Attached]

EXHIBIT C

INDEMNIFICATION AGREEMENT

[Attached]